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                                                                Exhibit 11.1


              Health Systems International, Inc. and Subsidiaries
                       Computation of Earnings Per Share
                     (In thousands, except per share data)



                                                   Three-Months Ended September 30,            Nine-Months Ended September 30,
                                                   --------------------------------            -------------------------------
                                                      1996                  1995                  1996                 1995
                                                   ----------            ----------            ----------           ----------
 Primary:
       Shares outstanding at beginning of
              period                                   48,320                48,484                48,327               48,492
       Weighted average shares issued
             (repurchased) during period                   40                    (5)                 (155)                  93
        Dilutive shares contingently issuable
              upon exercise of stock options,
              net of shares assumed to have
              been purchased (at average
              market price) for treasury with
              assumed proceeds from exercise               59                   308                   129                  257
                                                   ----------            ----------            ----------           ----------
 Total primary shares                                  48,419                48,787                48,301               48,842
                                                   ==========            ==========            ==========           ==========
 Net income                                        $   25,314            $   24,284            $   75,802           $   66,161
                                                   ==========            ==========            ==========           ==========
 Net income per share                              $     0.52            $     0.50            $     1.57           $     1.35
                                                   ==========            ==========            ==========           ==========



 Fully diluted:
        Shares outstanding at beginning of
             period                                    48,320                48,484                48,327               48,492
        Weighted average shares issued
             (repurchased) during period                   40                    (5)                 (155)                  93
         Dilutive shares contingently
             issuable upon exercise of stock
             options, net of shares assumed to
             have been purchased (at the
             greater of average or period-end
             market price) for treasury with
             assumed proceeds from exercise                87                   329                   125                  262
                                                   ----------            ----------            ----------           ----------
 Total fully diluted shares                            48,447                48,808                48,297               48,847
                                                   ==========            ==========            ==========           ==========
 Net income                                        $   25,314            $   24,284            $   75,802           $   66,161
                                                   ==========            ==========            ==========           ==========
 Net income per share                              $     0.52            $     0.50            $     1.57           $     1.35
                                                   ==========            ==========            ==========           ==========